Exhibit 99.1

SEPRACOR ANNOUNCES FIRST QUARTER 2005 OPERATING RESULTS

MARLBOROUGH, Mass., April 25, 2005 — Sepracor Inc. (Nasdaq: SEPR) today announced its consolidated financial results for the first quarter of 2005. For the three months ended March 31, 2005, Sepracor’s consolidated revenues were approximately $119.0 million, of which revenues from pharmaceutical product sales (XOPENEX® Inhalation Solution) were approximately $106.6 million.  The net loss for the first quarter of 2005 was approximately $22.6 million, or $0.22 per share. These consolidated results compare with consolidated revenues of $99.5 million, of which revenues from pharmaceutical product sales (XOPENEX Inhalation Solution) were approximately $85.1 million, and a net loss of $50.4 million, or $0.59 per share, for the three months ended March 31, 2004.  Included in the net loss for the quarter ended March 31, 2004 is a charge of $30.7 million, or $0.36 per share, to selling and marketing expense, related to the termination, effective December 31, 2004, of an agreement to co-promote XOPENEX.

As of March 31, 2005, Sepracor had approximately $772.1 million in cash and short- and long-term investments.

Recent Events

•                  On April 11, 2005, Sepracor announced the completion of the company’s second long-term (six-month), large-scale, double-blind, placebo-controlled, safety and efficacy study of LUNESTA™ brand eszopiclone for the treatment of insomnia.  Results of this Phase IIIB/IV study in 828 patients with chronic insomnia augment the findings of Sepracor’s first landmark six-month study of LUNESTA.  This second six-month study included a two-week discontinuation phase, which showed no significant evidence of treatment-related rebound insomnia or withdrawal symptoms.

•                  On April 7, 2005, Sepracor announced that LUNESTA was available by prescription in most pharmacies nationwide for the treatment of insomnia.  Sepracor began full-scale commercial launch of LUNESTA on April 4, 2005.

•                  On March 11, 2005, Sepracor’s New Drug Application (NDA) for XOPENEX HFA™ (levalbuterol tartrate) Inhalation Aerosol, a hydrofluoroalkane (HFA) metered-dose inhaler (MDI), received first-cycle approval from the U.S. Food and Drug Administration (FDA) for the treatment or prevention of bronchospasm in adults, adolescents and children 4 years of age and older with reversible obstructive airway disease.

•                  On January 12, 2005, Sepracor announced preliminary results of its Phase IIIB/IV, 545-patient, double-blind, placebo-controlled, ten-week study evaluating the efficacy and safety of LUNESTA in patients with insomnia and co-existing Major Depressive Disorder (MDD).

•                  On January 11, 2005, Sepracor announced a research and development collaboration with ACADIA Pharmaceuticals Inc. to investigate potential clinical candidates resulting from ACADIA’s extensive medicinal chemistry and discovery platform against a broad array of selective muscarinic receptors (receptors that respond to acetylcholine, a neurotransmitter in the central nervous system). The partnership also includes an option to select a preclinical compound from ACADIA’s 5-HT2A program for use in combination with LUNESTA for sleep-related indications.

Commercial Operations

XOPENEX® brand levalbuterol HCl – XOPENEX brand levalbuterol HCl Inhalation Solution is marketed through Sepracor’s 1,250-person sales force. XOPENEX Inhalation Solution is a short-acting bronchodilator indicated for the treatment or prevention of bronchospasm in patients 6 years of age and older with reversible obstructive airway disease, such as asthma.  XOPENEX Inhalation Solution is available for use in a nebulizer at 0.31 mg and 0.63 mg dosage strengths for routine treatment of children 6 to 11 years old, and in 0.63 mg and 1.25 mg dosage strengths for patients 12 years of age and older.

Asthma is a chronic lung disorder characterized by airway inflammation and reversible airway obstruction. According to the 2002 National Health Interview Survey conducted by the Centers for Disease Control and Prevention, nearly 31 million Americans have been diagnosed with asthma in their lifetime.  It is the most common childhood illness and affects almost nine million children in the U.S. under the age of 18.

LUNESTA™ brand eszopiclone – Sepracor began full-scale commercial launch of LUNESTA on April 4, 2005. LUNESTA is marketed through Sepracor’s 1,250-person sales force and is available by prescription in 1 mg, 2 mg and 3 mg tablets for the treatment of insomnia.

Insomnia can include difficulty falling asleep as well as difficulty maintaining sleep through the night. The recommended dosing for LUNESTA to improve sleep onset and/or maintenance is 2 mg or 3 mg for adult patients (ages 18 to 64).  In older adult patients (ages 65 and older), 2 mg is recommended for improving sleep onset and/or maintenance, while the 1 mg dose is recommended for improving sleep onset in older adult patients whose primary complaint is difficulty falling asleep.

Second Six-Month Study - On April 11, 2005, Sepracor announced preliminary results from its second six-month, 828-patient, Phase IIIB/IV, randomized, double-blind, placebo-controlled safety and efficacy study of LUNESTA 3 mg for the treatment of insomnia.  This study augments the findings of Sepracor’s first landmark, six-month study of LUNESTA.  In this study, nightly use of LUNESTA 3 mg resulted in statistically significant improvement compared with placebo in patient-reported measures of sleep latency (onset of sleep), sleep maintenance, total sleep time (TST) and sleep quality (p<0.0001).  Patients in this study who were treated with LUNESTA reported improved ability to function (p<0.0001), improved daytime alertness (p<0.0001), improved ability to concentrate (p<0.0001), and improved sense of physical well-being (p<0.0001), versus placebo.

These differences were apparent in the first month of treatment and were maintained throughout six months of nightly treatment.  In addition, the study included a two-week discontinuation phase, which showed no evidence of treatment-related rebound insomnia or withdrawal symptoms.  LUNESTA was well tolerated over the treatment period.

Depression Study - On January 12, 2005, Sepracor announced the preliminary results of a Phase IIIB/IV, 545-patient, double-blind, placebo-controlled, ten-week study evaluating the efficacy and safety of LUNESTA in patients with insomnia and co-existing Major Depressive Disorder (MDD).  In this study, patients who met DSM-IV(1) criteria for both insomnia and MDD (either newly diagnosed or patients who had relapsed), were randomized to receive nightly PROZAC® brand fluoxetine and either LUNESTA 3 mg (n=270) or placebo (n=275) for the first eight weeks, followed by a two-week period in which patients discontinued LUNESTA treatment but continued receiving fluoxetine.

Averaged over the double-blind period, patients treated with LUNESTA showed statistically significant (p<0.05) improvements in time to sleep onset and in sleep maintenance measures, including wake time after sleep onset (WASO; a sleep maintenance measurement of the amount of time spent awake after initially falling asleep) and TST, compared to those subjects taking placebo.  In this study, LUNESTA co-administered with fluoxetine resulted in statistically significant reductions in overall HAM-D17 (Hamilton Depression Rating Scale, the standard scale used to assess depression; HAM-D17 is a list of symptoms commonly associated with depression) scores at week 4 with progressive improvement at week 8, versus the placebo-fluoxetine control group.  After removing insomnia-specific questions from HAM-D17, improvements in scores remained significant at week 8.  At week 8, significantly more LUNESTA-treated patients were responders (patients experiencing a 50 percent or greater decrease in their HAM-D17 scores) and remitters (patients who have HAM-D17 scores of 7 or lower and are therefore determined to no longer be depressed).  Clinical Global Impression Improvement (CGI-I) and Severity (CGI-S) scores (scales used by clinicians to subjectively assess improvement in a patient’s symptoms and the severity of their depression, respectively) were significantly improved with LUNESTA co-administration. Study completion rates were similar in both the placebo- and LUNESTA-treated groups.

LUNESTA is currently indicated for the treatment of insomnia in patients who experience difficulty falling asleep as well as for the treatment of patients who are unable to sleep through the night (sleep maintenance difficulty). With the replication of results of measures of next-day function and sleep quality in the second six-month study of LUNESTA, Sepracor plans to review the information with the FDA for potential revision of the product label.  With respect to results from the study of LUNESTA in patients with MDD, Sepracor plans to further analyze the data and present the findings to the FDA to discuss how the data may impact future development of LUNESTA.

Sepracor will present the results of the study of LUNESTA in patients with MDD at the annual meetings of the American Psychiatric Association and the Associated Professional Sleep Societies in May and June of 2005.

An estimated 100 million adult Americans suffer from either chronic or occasional insomnia.(2) Symptoms of insomnia include difficulty falling asleep, awakening frequently during the night, waking up too early, an inability to fall back to sleep, or awakening feeling unrefreshed. Insomnia can be a serious condition. If left untreated, it may become progressively worse and in turn potentially affect a person’s emotional, mental and physical health.

The U.S. market for prescription sleep products was approximately $2.1 billion in 2004, excluding products not indicated for the treatment of insomnia that are nonetheless used in its treatment.  This represents nearly a 19 percent increase over the previous year, according to IMS Health information.

XOPENEX HFA™ (levalbuterol tartrate) MDI – On March 11, 2005, the FDA approved Sepracor’s NDA for the XOPENEX HFA MDI for the treatment or prevention of bronchospasm in adults, adolescents and children 4 years of age and older with reversible obstructive airway disease. Reversible obstructive airway disease includes respiratory disorders such as asthma and chronic obstructive pulmonary disease (COPD).  An MDI, or metered-dose inhaler, is a portable, hand-held device consisting of a pressurized canister containing medication and a mouthpiece through which the medicine is inhaled.

Sepracor is working diligently to resolve outstanding manufacturing issues and complete process validation work and is targeting launch of XOPENEX HFA around the end of the year. Upon launch, Sepracor’s sales force will promote XOPENEX HFA to primary care doctors, specialists including allergists and pulmonologists, and hospitals in the U.S.

The MDI development program included approximately 1,870 pediatric and adult subjects and 54 studies (preclinical and clinical). In each of the three, large-scale, pivotal Phase III trials that Sepracor conducted, the XOPENEX HFA MDI was well tolerated and met the targeted efficacy endpoints in both adults and children with asthma. In the primary airway function measure, FEV1 (a test of lung function that measures the amount of air forcefully exhaled in one second), the XOPENEX HFA MDI produced statistically (p<0.001) and clinically significant improvements relative to placebo.

Approximately 96 percent of the short-acting beta-agonist inhalers sold in 2004 contained chlorofluorocarbon (CFC) propellants, according to IMS Health information.  Under provisions in the Montreal Protocol on Substances that Deplete the Ozone Layer, an international agreement that requires the phase-out of substances that deplete the ozone layer, MDIs containing CFC propellants would qualify for removal from the marketplace.  In March 2005, the FDA issued its final rule for the removal of the essential use exemption for albuterol, which currently permits the use of CFC-containing albuterol inhalers despite environmental concerns.  Under the rule, all production and sales of albuterol CFC MDIs in the U.S. must cease by the end of 2008.  The XOPENEX MDI uses HFA technology and does not contain a CFC propellant.

Currently, the U.S. short-acting bronchodilator MDI market potential at branded prices, assuming parity pricing to branded PROVENTIL® HFA, is approximately $1.8 billion.

ALLEGRA® brand fexofenadine HCl – Sepracor earns royalties from Aventis for sales of ALLEGRA, a nonsedating antihistamine, in the U.S. and other countries where Sepracor holds patents relating to fexofenadine (including Japan, Europe, Canada and Australia).

CLARINEX® brand desloratadine – Sepracor earns royalties from Schering-Plough Corporation on sales of all formulations of CLARINEX brand desloratadine in the U.S. and in other countries where Sepracor holds patents relating to desloratadine.  CLARINEX is indicated for the treatment of allergic rhinitis and chronic idiopathic urticaria (CIU), also known as hives of unknown cause, in patients 12 years of age and older.

XYZAL®/ XUSAL™ brand levocetirizine – Sepracor earns royalties from UCB on sales of levocetirizine in European countries where the product is sold.  Levocetirizine is marketed as XUSAL in Germany and is marketed under the brand name XYZAL in other member states of the European Union. A single isomer of ZYRTEC®, levocetirizine is indicated for the treatment of symptoms of seasonal and perennial allergic rhinitis and CIU, in adults and children aged 6 years and older. XYZAL is also indicated for persistent allergic rhinitis, which is characterized as allergic symptoms that are present for at least four days per week, and last at least four consecutive weeks.

Sepracor’s NDA-Preparation Program

Arformoterol – Sepracor has completed more than 100 preclinical studies and has initiated or completed 16 clinical studies for arformoterol inhalation solution as a maintenance treatment for COPD.  Sepracor completed two pivotal Phase III studies of arformoterol in 2004.  In these studies, patients treated with arformoterol demonstrated a significant improvement in FEV1 after dosing with a duration of action of up to 24 hours, versus those taking placebo. A pre-NDA meeting for arformoterol took place with the FDA  during the first quarter of 2005, and Sepracor is targeting an NDA submission during the second half of 2005.

Bronchodilators have the potential to improve lung function, decrease symptoms, help increase mucus clearance and reduce the number of exacerbations in patients suffering from COPD.  The U.S. market for long-acting bronchodilators, including the combination product ADVAIR®, was approximately $4.2 billion in 2004, according to IMS Health information.

Sepracor’s Phase II Programs and Additional Clinical Candidates

SEP-226330 – SEP-226330 is a norepinephrine and dopamine reuptake inhibitor (NDRI).  Sepracor initiated a Phase II study of SEP-226330 for the treatment of restless legs syndrome in the fourth quarter of 2004. This compound may have advantages over currently used dopamine agonists in the treatment of restless legs syndrome, which is a movement disorder that is reported to afflict approximately 16 percent of the U.S. adult population.(3) Sepracor is also conducting preclinical evaluations of SEP-226330 as a potential novel mechanistic approach for the treatment of Parkinson’s disease.

(S)-Amlodipine – Sepracor is evaluating (S)-amlodipine as a potential treatment for hypertension and has conducted both Phase I and Phase II studies. Amlodipine, marketed by Pfizer Inc. as NORVASC®, is the leading calcium channel antagonist approved for the treatment of hypertension and angina. The evolving paradigms for hypertension treatment are focusing on the use of multiple mechanistic approaches as initial therapy, such as the use of calcium channel blockers (CCBs) with angiotensin converting enzyme (ACE) inhibitors or angiotensin II receptor blockers (ARBs).

SEP-225289 – Sepracor is targeting submission of an Investigational New Drug (IND) application for SEP-225289, a norepinephrine, dopamine and serotonin reuptake inhibitor, for the treatment of depression in 2005.  According to the National Institutes of Mental Health, in a given year, approximately 18.8 million Americans have a depressive disorder.

SEP-227162 – SEP-227162 is a serotonin and norepinephrine reuptake inhibitor that Sepracor plans to investigate for the treatment of depression.  Other dual reuptake inhibitors have been shown in studies to be successful in the treatment of depression.

Important Safety Information - LUNESTA

LUNESTA works quickly and should only be taken immediately before bedtime. Be sure you have at least eight hours to devote to sleep before becoming active. You should not engage in any activity after taking LUNESTA that requires complete alertness, such as driving a car or operating machinery. You should use extreme care when engaging in these activities the morning after taking LUNESTA. Do not use alcohol while taking any sleep medicine. All sleep medicines carry some risk of dependency. Do not use sleep medicines for extended periods without first talking to your doctor. Side effects may include unpleasant taste, headache, drowsiness and dizziness.

For more product information or for the full prescribing information, please refer to the Sepracor web site at www.sepracor.com.

About Sepracor

Sepracor Inc. is a research-based pharmaceutical company dedicated to treating and preventing human disease through the discovery, development and commercialization of innovative pharmaceutical products that are directed toward serving unmet medical needs. Sepracor’s drug development program has yielded an extensive portfolio of pharmaceutical compound candidates with a focus on respiratory and central nervous system disorders. The company’s commercialization efforts are carried out by its U.S.-based, 1,250-person, primary care and specialty-oriented sales force. Sepracor’s corporate headquarters are located in Marlborough, Massachusetts.

Forward-Looking Statement

This news release contains forward-looking statements that involve risks and uncertainties, including statements with respect to the successful development and commercial launch of XOPENEX HFA MDI, arformoterol and the company’s other pharmaceuticals under development, the safety, efficacy, potential benefits and commercial success of LUNESTA brand eszopiclone, XOPENEX Inhalation Solution, XOPENEX HFA MDI and all of the company’s pharmaceutical candidates, and expectations with respect to collaborative agreements. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: unexpected delays in commercial introduction of Sepracor’s products; Sepracor’s ability to fund and the results of further clinical trials with respect to products under development; the timing and success of submission, acceptance, and approval of regulatory filings; the scope of Sepracor’s patents and the patents of others; the clinical benefits of the company’s products; the commercial success of Sepracor’s products; the ability of the company to attract and retain qualified personnel; the performance of Sepracor’s licensees and other collaboration partners; the availability of sufficient funds to continue research and development efforts; the continued ability of Sepracor to meet its debt obligations when due; and certain other factors that may affect future operating results and are detailed in the company’s annual report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission.

In addition, the statements in this press release represent Sepracor’s expectations and beliefs as of the date of this press release. Sepracor anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while Sepracor may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Sepracor’s expectations or beliefs as of any date subsequent to the date of this press release.

(1)  Diagnostic and Statistical Manual of Mental Disorders - Fourth Edition

(2)  Extrapolated to current population from 2000 census based on Ancoli-Israel et al. SLEEP. 1999;22 (suppl 2):S347-S353

(3)  Data Monitor, October 2004

Lunesta and Xopenex HFA are trademarks and Xopenex is a registered trademark of Sepracor Inc. Clarinex and Proventil are registered trademarks of Schering Corporation. Allegra is a registered trademark of Merrell Pharmaceuticals. Xusal is a trademark and Xyzal and Zyrtec are registered trademarks of UCB, Societe Anonyme. Norvasc is a registered trademark of Pfizer, Inc.

To receive a copy of this release or any recent release via fax,

call Sepracor’s automated news fax line at 1-800-758-5804 ext. 780960 or visit the web site at www.sepracor.com.

In conjunction with this first quarter 2005 press release, Sepracor will host a conference call and live webcast beginning at 8:30 a.m. ET on April 25, 2005.  To participate via telephone, dial (612) 332-0226.  Please call ten minutes prior to the scheduled conference call time.   For live webcasting, go to the Sepracor web site at www.sepracor.com and access the For Investors section.  Click on either the live webcast link or microphone icon to listen.  Please go to the web site at least 15 minutes prior to the call in order to register, download, and install any necessary software.  Please note that the first quarter 2005 webcast slides will be available in PDF format in the For Investors section just prior to the start of the conference call. A replay of the call will be accessible by telephone after 12:00 p.m. ET and will be available for approximately one week. To replay the call, dial (320) 365-3844, access code 777525. A replay of the webcast will be archived on the Sepracor web site in the For Investors section.

Condensed, consolidated statements of operations and consolidated balance sheets follow.

Sepracor Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(in thousands, except per share amounts)

	Three months ended
	March 31,
	2005	2004

Revenues:

Product sales	$106,648	$85,056
Royalties and other	12,397	14,422
Total revenues	119,045	99,478

Cost of revenue	10,240	9,100

Gross margin	108,805	90,378

Operating expenses:
Research and development	28,569	37,296
Sales and marketing	93,172	84,434
General and administrative	8,481	7,034
Total operating expenses	130,222	128,764

Loss from operations	(21,417)	(38,386)

Other income (expense):
Interest income	5,248	1,255
Interest expense	(5,842)	(6,124)
Other income (expense), net	(394)	(17)
Loss on redemption of debt	—	(7,022)
Total other income (expense)	(988)	(11,908)

Equity in investee (loss)	(168)	(147)

Net loss	$(22,573)	$(50,441)

Basic and diluted net loss per common share	$(0.22)	$(0.59)

Shares used in computing basic and diluted net loss per common share:	103,593	85,214

Sepracor Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands)	March 31,	December 31,
	2005	2004
ASSETS

Cash, short and long-term investments	$772,089	$833,912
Accounts receivable, net	62,257	68,914
Inventory	15,948	13,086
Property, plant and equipment, net	70,267	70,860
Investment in affiliate	5,367	5,535
Other assets	48,277	46,811

Total assets	$974,205	$1,039,118

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Accounts payable and accrued expenses	$90,981	$132,473
Other liabilities	69,634	72,485
Debt payable	3,952	4,455
Convertible subordinated debt	1,160,820	1,160,820
Total stockholders' equity (deficit)	(351,182)	(331,115)

Total liabilities and stockholders' equity (deficit)	$974,205	$1,039,118